-------------------------------------
                             OMB Number: 3235-0362
                           Expires: January 31, 2005
                       Estimated average burden hours per
                               response. . . 1.0
                     -------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Kabat                             Donald                J.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o Henry Schein, Inc.
135 Duryea Rd.
--------------------------------------------------------------------------------
                                    (Street)

Melville                            New York                11747
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Henry Schein, Inc. (HSIC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


Fiscal year ended December 28, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                      2.              2A.Deemed                  (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                      Transaction     Execution     3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                    Date            Date, if any  Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security    (Month/         (Month/        Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            Day/Year)       Day/Year)     (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).


                                                                          (Over)
                                                                 SEC 2270 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
               2.                                                                                         Deriv-    of
               Conver-                         5.                              7.                         ative     Deriv-   11.
               sion                            Number of                       Title and Amount           Secur-    ative    Nature
               or                              Derivative    6.                of Underlying     8.       ities     Secur-   of
               Exer-         3A. Deemed        Securities    Date              Securities        Price    Bene-     ity:     In-
               cise    3.     Execution        Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
               Price   Trans-  Date,   4.      or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.             of      action   if     Trans-  of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of       Deriv-  Date    any     action  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative     ative  (Month/ (Month/  Code    4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security       Secur-  Day/    Day/    (Instr. ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr
(Instr. 3)     ity     Year)  Year)     8)      (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Stock Option   $40.82   3/5/02          A        5,000        (3)      3/5/12   Common    5,000          5,000       D
(right to buy)                                                                   Stock
(1)
-------------------------------------------------------------------------------------- ---------------------------------------------
Stock Option   $40.82   3/5/02          A        2,500        (3)      3/5/12   Common-   2,500          2,500       D
(right to buy)                                                                   Stock
(2)
-------------------------------------------------------------------------------------- ---------------------------------------------
Stock Option   $48.81   6/5/02          A        2,500        (3)      6/5/12   Common-   2,500          2,500       D
(right to buy)                                                                   Stock
(1)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Acquired pursuant to the Issuer's 1996 Non-Employee Director Stock Option Plan.
(2) Acquired pursuant to the Issuer's 2001 Non-Employee Director Stock Option Plan.
(3) Pursuant to the terms of the stock option agreement between the Issuer and the Reporting Person, the option becomes exercisable in three (3) equal annual installments beginning on the first (1st ) anniversary of the grant date specified in Column 3.



 /s/ Donald J. Kabat                                       February 11, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                SEC 2270 (9-02)

                                  Page 2 of 2